Exhibit 99.1

FOR IMMEDIATE RELEASE

January 4, 2007

Huron Consulting Group Acquires Wellspring Partners LTD

CHICAGO – January 4, 2007 – Huron Consulting Group Inc. (NASDAQ: HURN), a leading provider of financial and operational consulting services, today announced the acquisition of Wellspring Partners LTD, a leading management consulting firm specializing in integrated performance improvement services for hospitals and health systems.

“The healthcare industry faces many challenges, while growing at an unprecedented pace. Adding the talents of Wellspring’s seasoned consultants and former hospital executives to Huron will expand our national footprint in the healthcare provider space. This will make Huron’s healthcare consulting group one of the largest and most experienced healthcare consulting practices in the country,” said Gary E. Holdren, chairman and chief executive officer, Huron Consulting Group.

“Together, Huron and Wellspring can provide a full complement of services to a wide spectrum of hospitals and multi-hospital systems, from community hospitals to academic medical centers, to help these organizations achieve a position of financial strength and carry out their missions,” said David M. Shade, principal and chief executive officer, Wellspring Partners LTD.

Under the terms of the agreement, Huron has acquired Wellspring Partners LTD for a purchase price of approximately $65 million in cash. Additional purchase consideration is payable in cash if specific performance targets are met. Wellspring had unaudited 2006 calendar year revenues of approximately $55 million. Huron expects that the acquisition will be accretive to 2007 earnings and will provide guidance updates when it releases results for the fourth quarter and full year 2006.

Founded in 1999, Wellspring Partners’ services include performance improvement consulting, hospital turnarounds, merger/affiliation strategies, labor productivity, non-labor cost management, information technology, revenue cycle improvement, physician practice management, interim management, clinical quality and medical management, and governance and board development. Wellspring has completed engagements for more than 150 hospitals and health systems during the past seven years, including some of the largest and most prominent in the U.S. Wellspring will bring a team of approximately 65 revenue-generating professionals to Huron and maintains a network of 200 contractor specialists to focus on the unique needs of clients.

In joining Huron, Shade will lead Huron’s Healthcare practice. In addition, Laurence Abramson, Joseph J. Alfirevic, Stephen L. Furry, Janice James, Ramona G. Lacy, Gordon J. Mountford, Manfred R. Steiner, John F. Tiscornia, and George W. Whetsell will join the Company as managing directors.

Huron’s professionals have worked with more than 80 of the 100 largest academic medical centers and research institutions. With the acquisition of Wellspring, Huron has broadened its service offerings to healthcare providers, payors, and academic institutions.

“The breadth of our service offerings and the depth of experience in our combined healthcare practices will solidify our leadership in providing consulting services to hospitals and academic medical centers,” said Holdren. “All the healthcare demographics in the next 30 years point to increased pressures and opportunities at hospitals and research organizations. Huron is well positioned to help these institutions achieve their important societal mission.”

In connection with this acquisition and the acquisition of Glass & Associates, Inc. also announced today, Huron has amended its credit agreement so that the maximum amount of principal that may be borrowed under the unsecured revolving credit facility is increased from $75 million to $130 million. No other key terms of the credit agreement, which was originally entered into on June 7, 2006 and expires on May 31, 2011, were modified under the amendment, and the balance of the credit facility will remain available for future working capital requirements and other corporate purposes.

About Huron Consulting Group

Huron Consulting Group helps clients effectively address complex challenges that arise in litigation, disputes, investigations, regulatory compliance, procurement, financial distress, and other sources of significant conflict or change. The Company also helps clients deliver superior customer and capital market performance through integrated strategic, operational, and organizational change. Huron provides services to a wide variety of both financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations, and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Statements in this press release, which are not historical in nature and concern Huron Consulting Group’s current expectations about the company’s reported results for 2006 and future results in 2007 are “forward-looking” statements as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” or “continue.” These forward-looking statements reflect our current expectation about our future results, performance or achievements, including without limitation, that our business continues to grow at the current expectations with respect to, among other factors, utilization and billing rates and number of consultants; that we are able to expand our service offerings through our existing consultants and new hires; that we successfully integrate the businesses we acquire; and that existing market conditions do not change from current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Therefore you should not place undue reliance on these forward-looking statements. Please see “Risk Factors” in our Form 10-K and in other documents we file with the Securities and Exchange Commission for a complete description of the material risks we face.

Media Contact:

Jennifer Frost Hennagir

312-880-3260

jfrost-hennagir@huronconsultinggroup.com

Investor Contact:

Gary L. Burge, Chief Financial Officer

312-583-8722

garyburge@huronconsultinggroup.com

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